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                                                                  Exhibit (10-2)


                                    EXHIBIT A
                    VALIDATION PROCESSING PURCHASE AGREEMENT
                        INTERNET PROVIDED LONG DISTANCE

This Agreement made this __ day of _ 1995 by and between Internet Communications Services, Inc., a Delaware corporation (hereinafter "Internet") with an office at 183 East Main, Suite 750, Rochester, New York, USA 14604 and La Opinion Tarleta Telefonica Telecard, Inc., a California corporation, sometimes referred to as "La Opinion" (hereinafter "Reseller"), with its principal offices at 411 West Fifth Street, Los Angeles, California 90013.

WHEREAS, "Internet" supplies telecommunications services;

WHEREAS, "Reseller" desires to purchase such services from Internet;

WHEREAS, Internet will provide Service to Reseller (generate PIN and group numbers) pursuant to short form service Agreements referred to as Confidential Service Orders ("CSO"), in the form attached hereto, which shall at all times incorporate the terms and conditions of this Agreement, as well as any additional terms and conditions unique to each related CSO and/or to each and any contract between reseller and other parties that Reseller desires to be a part of and subject to this Agreement (e.g. number of minutes and dollars per group of PINS, institution number).

NOW, THEREFORE, in consideration, of the promises made herein and intending to be legally bound, the Parties agree as follows:


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     1.   APPOINTMENT

          Subject to the terms and conditions of this Agreement, Internet hereby appoints reseller, ordering wholesale units/minutes of telephone talk time herein as a non-exclusive Reseller of such service, and Reseller upon ordering or receiving or accepting Internet service hereby exclusively accepts such appointment and both parties agree to be bound by all the terms and conditions outlined herein, for the term of the Agreement. During the term of this Agreement, and any extensions of same, neither Internet nor any affiliate of Internet shall provide its Validation Processing Services utilizing Internet Provided Long Distance (Validation Processing Service Bureau Functions and/or Long Distance rates and mark-ups thereon) to any competitor of Reseller under more favorable terms than that herein provided in the Hispanic market in California. The relationship of Internet and Reseller shall provide Reseller with a favored nations clause, at no time will Internet provide the same or better terms to a competitor of Resellers in the Hispanic market in California.

     2.   DURATION OF AGREEMENT

          Unless otherwise terminated pursuant to the terms of this Agreement, the Parties agree that the aforesaid shall commence upon execution of this Agreement by both parties and shall terminate at the end of the twenty fourth
(24) month.

          A. Renewal: This Agreement shall renew for a continuous twelve (12) month period, and shall be binding against the parties hereto, upon written Agreement by the parties at least 60 days prior to the end of the term.

     3.   SERVICES

          A. In General, Internet will provide its proprietary debit card switching services to Reseller, Service provided to Resellers consumers is prepaid and is accessed using a card of a particular denomination. The user of a card calls a dedicated to and owned by Reseller toll free 800 number printed on the card and enters a designated Personal Identification number (PIN) in order to gain access to the Services. Each card has a unique PIN. After entering a valid PIN, a purchaser may place calls. For each call made, equipment operated by Internet tracks the calling time allotted to each card, depending on the price per minute allocated to that particular call. The retail charges for the domestic and international minutes are to be defined by Reseller from time to time and provided to Internet in writing.


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          B.  Further Description of Services Offered.  Internet will receive calls placed by Resellers consumers via shared access facilities owned or leased by Internet to its long distance carriers of choice. Reseller assumes responsibility for all incoming calls directed to Internet on Resellers dedicated owned by Reseller toll free 800 numbers to Internet's switching platform. Internet will perform its validation processing service bureau functions (automated attendant, PIN verification, balance verification, domestic and international rate plan verification, billing and barging), and will terminate valid calls over Internet's shared long distance trunk groups to its long distance carriers of choice, at its cost plus a margin. All calls will be controlled using Internet's proprietary switching systems. The charges for switching services are described in Schedule A of this Agreement.

     4.   PURCHASE PRICE/PAYMENT TERMS

          A. Incoming Toll Free 800 Service. Reseller agrees to pay Internet, or Internet's long distance carrier of choice direct, the per minute rates charged by such carrier to Internet. In addition to the "out-of-pocket" per minute rates, Reseller agrees to pay Internet a pro rated access charge equal to $0.003 per minute, to compensate internet for its cost of access. Internet or Internet's long distance carrier of choice will bill reseller weekly, payment net 14 days for payment of such long distance charges.

               1. Reseller has been informed and understands that it will incur a significantly greater number of incoming 800 calls/minutes to its dedicated 800 numbers, then it will outbound completed calls. Such calls/minutes can be attributed to incoming calls processed that: ring no answer, receive busy tones, and/or calls related to account balance data requests.

               2. It is expressly understood that the 800 numbers utilized to provision service, specifically, the 800 number 891-1006 and the 800 number 891-1026, are owned by Reseller.

          B. Validation Processing Cost. Reseller agrees to pay Internet, at the rates defined in Schedule A, annexed hereto, for all minutes of validation processing attempted/utilized. Internet will bill Reseller weekly, payment net 14 days.

          C. Outgoing Local, Domestic and International Long Distance Charges. Internet will charge Reseller its cost of domestic (1+) and international (011+) long distance service plus a 15% margin (cost per minute X 15% margin X communications tax = Resellers wholesale outgoing cost per minute), at Internet's rates, subject to change as Internet's carriers of Choice bill


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Internet as defined in Schedule "B" annexed hereto (current cost).  Internet will bill Reseller in 30 second/6 second thereafter billing increments, as Internet is billed by its long distance carriers, weekly, payment net 14 days.

               1. Internet agrees to use its best efforts to use the long distance carriers of its choice charging lowest rates (factoring in quality of service).

               2. During the term of this Agreement, Internet agrees to provide Reseller with a revised list of its least cost routing ("LCR") cost per country table plus its agreed upon 15% margin on the first day of each month. Such LCR table will depict any changes (increases or decreases) in Internet's cost to complete outbound long distance services. Internet will use its best efforts to notify Reseller of any rate increases or decreases as Internet is notified of such changes by its long distance carriers of choice.

          D. Payment of all Internet invoices shall be made by Reseller on or before all payment due dates, TIME BEING OF THE ESSENCE.

               1. All orders, (CSO's requesting the generation of additional authorization codes and the batching of additional authorization codes, and the development of custom voice prompts, and/or additional retail rate plans) are subject to prior acceptance by Internet in its reasonable discretion.

               2. Internet, in its sole discretion, reserves the right to increase its wholesale per minute rates (rates charged for inbound and/or outbound long distance calls) charged to Reseller, by the amount that Internet's rates are increased by it's long distance carriers of choice.

               3. At any time during the term of this Agreement, Internet will allow for Reseller to utilize its own long distance carriers for 800 and/or outbound long distance services. In addition to Internet's validation processing service fees, at the rates defined in Schedule C, annexed hereto, Reseller will be charged a $250 per month per 11 termination port charge with a $6.00 one time installation charge, as well as the local telephone company local loop charges.

               4. In an effort to limit Resellers liability on unbillable 800 calls, if instructed to do so, Internet will debit against an end users account/Personnel Identification Number (PIN) the costs related to all authorized, PIN accepted, yet uncompleted calls (e.g. ring no answer, busy or


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account data requests).  Internet will accomplish this objective by imposing a surcharge, at the beginning of each completed call, equal to the systems call set up time, or by billing/utilizing an inflated first minute surcharge.

               5. Any tax or levy, or tax liability resulting from the retail sale of prepaid phone cards shall be paid and/or collected for any governmental authority by Reseller direct, and/or its customers/Dealers. If at any time during the term of this Agreement or any extension thereof, the Federal, State or local authorities assess any tax whatsoever by virtue of the sale of the aforementioned service, then, in that event, the Reseller herein, shall be solely responsible for the full payment of any such tax liability. This provision shall serve as an indemnification and hold harmless against Internet (Wholesaler). In the event Reseller fails to pay the tax assessment in the first instance and thus Internet pays any tax due, then, upon presentation of any bill or invoice regarding said tax, the Reseller shall reimburse Internet for such tax payment and all reasonable costs incurred regarding the same.

                 Internet shall be responsible for all taxes relating to the Validation Processing Service Bureau functions it renders. If state law requires payment on Sales tax on cards in the future, Internet will not charge taxes on services if Reseller provides a reseller certificate, and assumes all tax liabilities direct.

               6. Reseller shall retain sole responsibility for obtaining all orders, processing all receivables, and bad debt associated with its product. Reseller shall be responsible for all monetary collections, including sales tax if applicable, from all its customers. Payment net 14 days from Invoices of Internet Invoices as per Sections A, B and C above, are not contingent upon Resellers customers payment to it.

               7. Internet shall be responsible for all fraud which is not directly associated with the distribution and sale of the debit cards or which is not caused by employees, officers, agents, and affiliates of Reseller, including without limitation card manufactures and distributors employed by Reseller in connection herewith. The limit of said liability shall be limited to the actual air-time losses incurred.

          E. Reseller agrees to pay applicable set up fees associated with custom massaging, multiple custom retail rate plans, system programming, etc.,. If applicable, these fees will be outlined in the individual CSO's made part of this Agreement.

     5.   DEPOSIT


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          Reseller agrees to provide Internet, upon execution of this Agreement, with a cash deposit of $10,000.00. Such deposit will be held by Internet, in accrued interest bearing account with Reseller as beneficiary, as security in the event of default, for payment governing all invoices, that shall be sent by Internet to Reseller. Internet reserves the right to request additional and/or "pay-up" of the original and existing deposit(s). Upon amicable culmination of this Agreement, Internet shall return to Reseller, all deposits held, including interest, deducting any outstanding amounts due Internet. Internet reserves the right to withhold a portion of said deposit, pursuant to the termination of the Agreement, to cover any current liabilities associated with exposure to Internet as a result of their being outstanding active PIN's and unissued toll bills.

     6.   CUSTOMER SERVICE

          A. Internet will provide Personalized customer service via a Reseller provided and owned dedicated 800 number in accordance with the customer service it provides for its Telecaller TM product, at the cost of $0.48 per minute billed, for all minutes of customer service directed to Internet. Internet, will provide Reseller with monthly billing statements, payment net 14 days, for such service.

               1. Customer service in accordance with the customer service Internet provides for its Telecaller TM product can further be defined as; (i) Bilingual operators on site Monday through Friday 8am-11pm e.s.t.., (ii) Bilingual operators on site Saturdays and night weekend hours as call volumes deem necessary, (iii) calls routed to an answering machine during off hour times. Internet will make its best efforts to provide a high quality customer service (e.g. maintain enough staff to handle calls in a timely and professional manor), and agrees to work with Reseller to extend the hours of on site customer service if/when Reseller and Internet deem it necessary based upon call volumes and consumer interest.
               2. Reseller may at any time during the term of this Agreement, purchase at InterNet cost, plus a $100.00 per month service fee, the required customer service workstations to provide its own "active" customer service.

               3. As an alternative to InterNet provided or Reseller provided customer service, InterNet is willing to provide customer service to Reseller on a monthly flat rate contract basis. The rates for this service will be based upon the type of coverage deemed necessary and InterNet's fixed cost to provision such service, and will be agreed to by both parties and made part of this Agreement in the form of a properly executed CSO.


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     7.   CONDUCT OF BUSINESS

       A. Obligations Assumed by InterNet.  InterNet shall:

          1. Provide weekly billing statements to Reseller describing total billable minutes for each category of the Services at the prices specified
Section 4 of this Agreement.

          2. Use best efforts to provide Reseller with the batch and Personal Identification Numbers (PIN) ordered. InterNet shall not be liable for any damages no matter how proximate or remote, as a result of any delay or failure to deliver the Products.

          3. Provide: (i.) all technical functions relating to the system, its data base management, and call integrity, (ii.) necessary networking and transmission facilities, (iii.) generation of authorization codes and the batching of authorization codes, (iv.) custom voice prompts, (v.) Incoming and outgoing trunk system traffic statistics, (vi.) accuracy of all billings, and customer service support to Reseller for in depth analysis of customer complaints, 24 hour/7 days per week/365 days per year, and (vii.) network monitoring & surveillance, and on request custom report generation.

       B. Obligations Assumed by Reseller.  Reseller shall:

          1. Be solely responsible for the commercialization of Resellers Debit Card product including, by way of example not limitation, advertising, marketing and promotional representations. Reseller shall indemnify, hold harmless, and at InterNet's request, defend InterNet from and against any and all claims, liabilities, damages, and expenses (including attorney's fees and related costs and expenses) arising out of or in conjunction with Resellers commercialization of its Debit card product.

       C. Mutual Obligations of Both Parties.  Each party shall:

          1. Obtain and maintain, at its own expense, all governmental licenses, permits, and approvals which are necessary or advisable for its implementation of this Agreement by and comply with all applicable laws and regulations.

          2. Represent and warrant that they shall conduct business in strict conformity with all International, domestic, local, state, and federal laws, rules and regulations.

          3. Not create any obligations of any kind whatsoever or nature on behalf of each other.


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     8.   INDEMNIFICATION AND INSURANCE

       A. InterNet agrees to indemnity and hold Reseller harmless from any and all claims, suits, actions, demands, costs, settlements, liens, losses, demands, expenses, and all other liabilities including all reasonable legal costs on account thereof, arising out of or resulting from any grossly negligent or intentional misrepresentations by InterNet. Not withstanding the prior sentence, such indemnification shall be limited to actual damages incurred.

       B. Reseller agrees to indemnify and hold InterNet harmless from any and all claims, suits, actions, demands, costs, settlements, liens, losses, demands, expenses, and all other liabilities including all reasonable legal cost on account thereof, arising out of or resulting from the negligence of intentional misrepresentations by Reseller.

       C. Except as provided herein or under applicable law or regulation, neither party shall be liable hereunder for any consequential or punitive damages.

       D. The obligations of this Section 7 shall survive the termination of this Agreement.

     9.   TERMINATIONS OF AGREEMENT

          If Either party considers the other to be in breach of this Agreement the party asserting a breach has a right to cancel the Agreement subject to the following precedent:

       A. Written notice of the alleged basis for the breach shall be mailed by certified mail return receipt requested and regular mail, and/or

       B. The party receiving the notice may within three (3) business days cure the alleged breach to the reasonable satisfaction of the asserting party, and/or


       C. If the breach is not cured to the reasonable satisfaction of the asserting party, this Agreement shall terminate at the end of the third (3) business day period set forth above.

       D. If the breach relates to prompt payment of InterNet invoices, and such breach is not cured to the reasonable satisfaction of InterNet, InterNet reserves the right to terminate this Agreement.

          1. Upon termination of this Agreement relating to payment of InterNet invoices, InterNet reserves the right to take any action to curtail and limit its liabilities


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to include interruption and/or delay in processing of calls, and/or deactivation of all PIN's related to all unpaid invoices, and termination of all services. InterNet will not be held responsible in any way, shape or form for any losses, damages or other, sustained by Reseller, resulting from a partial or complete interruption, suspension or shut down of any and/or all services provided by InterNet to Reseller, provided that the termination was as a result of uncured as set forth above.

       E. In the unlikely event that the system is down for more than two hours, on any three occasions in any 30 day period or for an aggregate of six hours in any thirty day period, Reseller will have the option to cancel Agreement without prejudice, immediately.

     10.  CONFIDENTIALITY

          The terms of this Agreement and any information relating to InterNet, Reseller, or their respective customers which are furnished or revealed pursuant to this Agreement are deemed to be confidential. Neither party shall at any time disclose any of the terms of this Agreement nor any such previously described confidential information to any other third party except to the professional advisors of either party or as may be required by applicable law.

     11.  NON-CIRCUMVENTION

          InterNet acknowledges that from time to time Reseller may introduce or disclose the names of certain parties to InterNet as "Wholesale" customers or potential customers to whom Reseller has already presented to or sold to the idea of debit telephone calling cards. InterNet hereby agrees not to do business directly with any such party. This non-circumvention does not prohibit any other Wholesale Distributors or Resellers of InterNet service from presenting to and servicing any account.

          This Non-circumvention goes into effect in connection with each specific introduced party at the point which InterNet commences pursuing such business with such party through Reseller.

     12.  WARRANTY

          InterNet warrants to Reseller only that it will provide: (i.) a first class service and (ii.) that such service meets government applied laws and regulation.

     13.  FORCE MAJEURE

          InterNet shall not be liable for any failure, interruption, diminution of service in the event that such failure, interruption or diminution is the result of an act


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of God, natural disaster, fire, civil or military authority, insurrection, riot, war, national emergency, strike or other labor dispute, power failure, failure of other carriers or exchanges, flood, explosion, acts or omissions of carriers or suppliers, or other cause out of InterNet's reasonable control.

     14.  LIMITATION OF LIABILITY

          All other provisions in this Agreement notwithstanding, liability of either party under this Agreement shall be limited to the total cost of Services to Reseller prior to termination.

          Neither party shall be responsible or liable for any incidental consequential damages, including lost revenues or profits, incurred by either party or any user of the Services as contemplated herein, unless such damages have arisen from willful misconduct of one of their employees.

     15.  MISCELLANEOUS

          A. AUTHORITY. Both parties hereby represent and warrant that he or she are acting as a principal on his or her own behalf and has full power and authority to execute and deliver this Agreement and to perform the duties and obligations hereunder.

          B. SEVERABILITY. This Agreement shall be considered to be severable with respect to any term or provision which shall be found to be invalid, void, or unenforceable and the remaining terms and provisions shall continue to be binding upon the parties hereto.

          C. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and there are no representations, warranties, covenants, agreements or collateral understandings, oral or otherwise, expressed or implied, affecting this instrument which are not expressly set forth herein. This Agreement may only be amended by an instrument signed by the parties hereto.

          D. WAIVER. A waiver by either party of a breach of any provision of the Agreement and these General Terms shall not operate as, nor be constructed as, a waiver of any subsequent breach.

          E. PARTIAL INVALIDITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions thereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.


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          F.   HEADINGS.  All headings contained herein are inserted for
convenience only and do not constitute a part of the Agreement and these General Terms.

          G. NOTICE. Any notice to be given under the Agreement or these General Terms shall be deemed given when mailed by registered or certified mail, return receipt requested, postage prepaid to the party to be notified at the address set forth above in this Agreement, or at such other address as such party may designate in writing to the other party.

          H. SCOPE. Nothing contained herein shall be construed to constitute the parties hereto as partners, joint ventures or as agents of each other, but the relationship shall be one of independent contractors with InterNet providing the Services Described hereunder to Reseller for the considerations set forth in this Agreement and any attachments hereto.

          I. CHOICE OF LAW. The construction, interpretation and performance of this Agreement shall be governed by the law of the State of New York, excluding its choice law rules.

          IN WITNESS WHEREOF, the parties heretofore above caused this Agreement to be executed by their duly authorized representatives effective as of the date first written above.

InterNet Communications Services, Inc.
/s/ David Goodwell
- ------------------
    Vice President and COO

La Opinion Tarleta Telefonica Telecard, Inc.
/s/ Gil A. Garcia
- -----------------
    CFO


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